Exhibit 99.1

Mitesco Announces Investor Call, Begins New Data Center and Infrastructure Initiative

April 17, 2024 – Vero Beach, Florida -- Mitesco, Inc. (OTC:MITI, “the Company,” www.mitescoinc.com ) today announced it has scheduled an investor call with its Board of Directors for April 30, 2024 at 10:30 am Eastern time.

The call-in number to participate in the call is Dial-in number: (978) 990-5000, Access code: 418650 (Press the # sign after entering your access code).

We will answer questions send by email first, then open the call to new questions depending on the available time. To submit investor questions in advance, please send an email to investors@mitescoinc.com.

Mack Leath, Chairman of the Board of Directors, provided the following update today:

“The year-end results are now complete, and while it was clearly a year focused on winding down the Company’s healthcare subsidiary, “The Good Clinic,” we also set the stage for new initiatives aimed at businesses that may find greater growth opportunities going forward. Our recently appointed Advisory Board staff has identified significant market entry points, with our first efforts beginning today, as noted below:

1)      This week marks a new beginning for the Company as we embark on an initiative using technology to address key infrastructure needs through data center services and application-specific software and staffing. Industry sources suggest that revenue in the data center market is projected to reach US$99.16bn in 2024, and that network infrastructure dominates the market with a projected market volume of US$42.87bn in 2024.

Key data center trends of note include: expanded power and cooling needs, including new liquid cooling technologies; learning systems driving the increased need for greater access and bandwidth; and edge and cloud computing with highly secure and reliable network access. These needs drive new demand for power generation, both standalone and through optimized power grids. Smaller communities and utilities will be impacted, and their base of customers on whom they rely for revenue will drive them to invest quickly to mee~~t~~ demand. We believe all of these trends create opportunities for new initiatives.

We intend to focus on markets that require highly secure network access and data security, both commercial and within the municipal and utilities markets. Smaller providers are being pressured to increase their security in defense of malicious actors, while at the same time increase monitoring capabilities at their facilities. Many of these providers do not have the in-house resources to facilitate staffing and systems. We therefore believe that offering outsourcing of both traditional systems and next generation cyber security may be an excellent entry point for this market.

2)      We are adding additional staff to our Advisory Board that includes senior executives who have spent their careers serving the commercial, governmental, and utility markets through Geographical Information Systems (GIS), law enforcement, and land planning and development software. This expertise should allow us to rapidly enter the market with minimal capital and create near immediate accretive results.

3)      We are continuing to reduce the overhang from previous investments in the healthcare arena. We have reduced the liabilities from previous facilities by 80% in some cases and have plans in development to preserve the investment of our common stock shareholders while allowing previous institutional investments to participate going forward.

We thank our shareholders for their continued support and look forward to developing operations with the potential for growth and returns to all our investor base.”

About Mitesco, Inc.

Mitesco ( www.mitescoinc.com ) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business’ performance may do so as well.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations
Rick Eisenberg
eiscom@msn.com
917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov